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                                                                    Exhibit 4.5

                  PROMISSORY NOTE, dated as of August 24, 2000, (this "NOTE") by EDISON MISSION ENERGY, a California corporation (the "BORROWER"), in favor of MIDWEST GENERATION, LLC, a Delaware limited liability company (the "LENDER").

                  The Borrower, for value received, hereby promises to pay to the order of the Lender, the sum of FOUR HUNDRED NINETY NINE MILLION FOUR HUNDRED FIFTY THOUSAND EIGHT HUNDRED DOLLARS ($499,450,800) (the "LOAN") in accordance with the terms hereof.

1. INTEREST. The Borrower agrees to pay to the Lender interest in respect of the unpaid principal amount of the Loan from the date hereof until the Loan shall be paid in full at an interest rate per annum equal to 8.30%, the initial interest payment to be made on November 24, 2000, payments thereafter payable in arrears on each 2nd day of January and July, until paid in full (unless such day is not a Business Day, in which event on the immediately preceding Business Day) (each a "PAYMENT DATE"); PROVIDED, HOWEVER, that any principal amount not paid when due and, to the extent permitted by applicable law, any interest not paid when due, in each case whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (both before as well as after judgment), shall bear interest payable upon demand (or, if no demand is made, on the last Business Day of each month) at a rate that is 2% per annum in excess of the rate of interest otherwise payable with respect to the Loan. Interest on the Loan should be computed on the basis of a year of 360 days and twelve 30-day months. In computing interest, the date of the making of the Loan applicable to the Loan shall be included, and the date of repayment of the Loan shall be excluded. In no event shall the interest rate payable on the Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2. PRINCIPAL: REPAYMENT ON THE FINAL MATURITY DATE. The Borrower agrees to pay to the Lender the principal of the Loan in a series of installments on the respective dates and in the respective amounts as set forth in
         SCHEDULE 1 hereto on each Payment Date. All amounts of principal and interest thereon and any other amounts outstanding hereunder shall be repaid in full on the Final Maturity Date. The principal of the Loan may not be prepaid. Amounts borrowed hereunder and subsequently repaid or (to the extent permitted) prepaid may not be reborrowed.

3. PAYMENTS. The Borrower agrees to make payments of principal and interest in respect of this Note in lawful money of the United States of America in same day


                                    EME NOTE

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         funds not later than 12:00 Noon (New York City time), without set-off
         (except as expressly provided in this Note), or counterclaim, free and clear of taxes. Each payment made hereunder shall be credited first to interest and fees then due and the remainder of such payment shall be credited to principal, and interest shall thereupon cease to accrue upon the principal so credited. Each of the Lender and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all amounts advanced and all principal and interest payments previously made hereunder; PROVIDED, HOWEVER, that the failure to make a notation of the Loan or payment made on this Note shall not limit or otherwise affect the obligation of the Borrower hereunder with respect to payments of principal or interest on this Note.

4.       THE LOAN.

                           (a) COMMITMENT TO MAKE THE LOAN; BORROWING MECHANICS.
The Borrower shall deliver notice (a "NOTICE OF BORROWING") to Lender no later than 12:00 Noon (New York City time) at least one Business Day in advance of the Closing Date. Such Notice of Borrowing shall specify (i) the amount of the Loan,
(ii) that no Event of Default or event that, after notice or after any applicable grace period has lapsed, or both, would constitute an Event of Default has occurred and is continuing and (iii) that the condition to funding set forth in Section 4(c), have been satisfied as of such date. The Lender shall have no obligation to make the Loan requested hereunder unless it receives a Notice of Borrowing in accordance with the terms of this Section. Upon funding of the Loan by the Lender in accordance with this Note pursuant to any such Notice of Borrowing, the Borrower shall have effected a borrowing hereunder in the amount of the Loan. A Notice of Borrowing shall be irrevocable on and after 2:00 p.m (New York City time) on the date the Notice of Borrowing is received and the Borrower shall be bound to make a borrowing in accordance therewith. The Lender shall make the proceeds of the Loan available to the Borrower on the Closing Date by causing an amount of same day funds equal to the amount of the Loan to be credited to such account of the Borrower as the Borrower shall specify to the Lender.

                           (b) ADJUSTMENTS FOR WITHHOLDING, CAPITAL ADEQUACY,
ETC. If the effect of the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (including without limitation any reserve requirement or tax, duty, charge or withholding on or from payments due from the Borrower (but excluding taxation on the net income or profits or the Lender)), or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, is to reduce the rate of return on the capital of the Lender with respect to this Note or to increase the


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cost to the Lender of making or maintaining amounts available under this Note, then the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender on an after-tax basis for such reduction or increase.

                           (c) CONDITION TO THE LOAN. The obligations of the
Lender to make the Loan hereunder are subject to delivery by the Borrower of the Notice of Borrowing.

5.       REPRESENTATIONS AND WARRANTIES.

                  In order to induce the Lender to make the Loan, the Borrower makes the following representations and warranties:

                  (1) The Borrower (i) is validly organized and existing and in good standing under the laws of the State of California, (ii) has all requisite power and authority to conduct its business substantially as currently conducted by it and (iii) has all requisite power and authority to enter into and perform its obligations under this Note, except, with respect to clauses (ii) and (iii) to the extent that the failure to comply therewith would not reasonably be expected to have a material adverse effect on the Borrower's ability to perform its obligations under this Note.

                  (2) This Note constitutes the Borrower's legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity).

                  (3) The execution, delivery and performance by the Borrower of this Note do not: (i) contravene its Articles of Incorporation or By-laws, (ii) contravene any law, governmental regulation, court decree or order or material contractual obligation binding on or affecting it or (iii) result in, or require the creation or imposition of, any lien on any of its properties.

                  (4) No part of the proceeds of the Loan will be used by the Borrower to purchase or carry any Margin Stock (as defined in Regulations T, U or X of the Federal Reserve Board) or for the purpose of reducing or retiring any indebtedness originally incurred to purchase or carry a margin security or margin stock or for any other purpose which might cause any of the transactions contemplated by this Note to constitute a "purpose credit" within the meaning of such Regulation T, U or X or for the purpose of purchasing or carrying any security, and the Borrower has not taken and will not take any action in connection with any of the transactions contemplated by this Note that would involve a violation of such Regulation T, U or X, or any other regulation of the Federal Reserve Board.


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6.       BORROWER COVENANTS.

         The Borrower covenants and agrees that until the Loan and all other obligations under this Note are paid in full: (a) the Borrower shall furnish to the Lender such information or documents (financial or otherwise) relating to the Borrower's ability to perform under this Note in the possession of the Borrower as the Lender may from time to time reasonably request; (b) the Borrower shall keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to this Note; and (c) the Borrower shall comply with all applicable laws, rules, statutes, regulations, decrees and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except where such noncompliance would not be reasonably be expected to have a material adverse effect on the Borrower's ability to perform its obligations under this Note.

7.       EVENTS OF DEFAULT.

                  Each of the following events, acts, occurrences or conditions shall constitute an "EVENT OF DEFAULT" under this Note:

                           (a) The Borrower shall default in the payment when
due of any principal of the Loan or the Borrower shall default (and such default shall continue unremedied for five Business Days) in the payment when due of interest on the Loan.

                           (b) Any representation or warranty made by the
Borrower herein or in any certificate or statement delivered pursuant hereto is or shall be incorrect when made in any material respect.

                           (c) The Borrower shall fail to perform or observe any
other agreement or covenant set forth herein or obligation arising hereunder and such failure shall continue unremedied for a period of thirty days after written notice thereof shall have been given to the Borrower by the Lender.

                           (d) The Borrower shall:

                                    (i) become insolvent or generally fail to
                  pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

                                    (ii) apply for, consent to, or acquiesce in,
                  the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or a substantial portion of its property, or make a general assignment for the benefit of creditors;


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                                    (iii) in the absence of such application,
                  consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestration or other custodian for the Borrower or for a substantial part of its property, and such trustee, receiver, sequestration or other custodian shall not be discharged within sixty days, PROVIDED that nothing in this Note shall prohibit or restrict any right the Lender may have under applicable law to appear in any court conducting any relevant proceeding during such sixty-day period to preserve, protect and defend its rights under this Note (and the Borrower shall not object to any such appearance);

                                    (iv) permit or suffer to exist the
                  commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower, and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to or acquiesced in by the Borrower or shall result in the entry of an order for relief or shall remain for sixty days undismissed, PROVIDED that nothing in this Note shall prohibit or restrict any right the Lender may have under applicable law to appear in any court conducting any such case or proceeding during such sixty-day period to preserve, protect and defend its rights under this Note (and the Borrower shall not object to any such appearance); or

                                    (v) take any corporate action authorizing,
                  or in furtherance of, any of the foregoing.

                           (e) A default shall occur in the payment when due
(subject to any applicable grace period), whether by acceleration or otherwise, of any indebtedness of the Borrower (other than indebtedness incurred under this Note) or a default shall occur in the performance or observance of any obligation or condition with respect to such indebtedness if the effect of such default is to accelerate the maturity of any such indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such indebtedness, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its expressed maturity, in either case, such indebtedness having a principal amount, individually or in the aggregate, in excess of $20,000,000 (other than indebtedness described in clause (a) above).

                           (f) Any judgment or order for the payment of money in
excess of $50,000,000 (taking into account any insurance proceeds payable under a policy where


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the insurer has accepted coverage without reservation) shall be rendered against the Borrower and either:

                                    (i) enforcement proceedings shall have been
                  commenced by any creditor upon such judgment or order; or

                                    (ii) there shall be any period of fifteen
                  consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

8.       REMEDIES.

                  Upon the occurrence and during the continuance of any Event of Default, the Lender may in its sole discretion (except in the case of an Event of Default occurring under Section 7(d) above, in which case the following will occur automatically) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loan and any and all other obligations under this Note to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower. The Borrower is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all payments made with respect to Basic Lease Rent by the Borrower to Powerton Trust I under the Guaranty Agreement dated as of August 17, 2000 by the Borrower in favor of Powerton Trust I (as the same may be amended from time to time, the "EME GUARANTY"), against the obligations of the Borrower due this Note, provided, however, that following the occurrence of a Specified Event under and as defined in the EME Powerton (TI) Pledge Agreement, dated as of August 17, 2000, between the Lender and Citibank, N.A., as Collateral Agent, the Borrower shall not be entitled to set-off payments made by the Borrower under the EME Guaranty.

9.       INDEMNIFICATION.

                  The Borrower shall pay all out-of-pocket costs and expenses of all parties hereto in connection with the negotiation, preparation, execution, delivery, amendment or waiver of this Note, in connection with the preservation of rights under, and enforcement of, this Note, or in connection with any restructuring or rescheduling of the obligations hereunder. The Borrower shall indemnify the Lender, its officers, directors, partners, stockholders, employees, representatives and agents (each, an "INDEMNITEE") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any


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kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated hereby or the execution, delivery or performance of this Note and (ii) the exercise by the Lender of its rights and remedies hereunder (but excluding, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction). The Borrower's obligations under this paragraph shall survive the termination of this Note and the payment of the obligations hereunder.

10.      DEFINITIONS.

         "BUSINESS DAY" shall mean any day on which federal and state chartered banks in Wilmington, Delaware and New York are open for commercial banking business.

         "CLOSING DATE" shall mean August 24, 2000.

         "FINAL MATURITY DATE" shall mean January 2, 2016.

         "PARTY" or "PARTIES" shall mean the Borrower and, by virtue of its acceptance of this Note, the Lender.

11.      MISCELLANEOUS.

                  No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder and no course of dealing between the parties hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to the Borrower in any case shall entitle the Borrower to any other or further notice in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice.

                  This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that (i) the Borrower shall not assign its obligations under this Note without the prior written consent


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of the Lender and (ii) the Lender shall give a prior written notice to the
Borrower of any assignment of this Note.

                  This Note may be amended, modified or waived only by an instrument in writing signed by the Lender and Borrower.

                  THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS NOTE.

                  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN)


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OR ACTIONS OF ANY PARTY HERETO. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS
RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES HERETO.

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                  IN WITNESS WHEREOF, the Borrower has caused its duly
authorized officer to execute and deliver this Note as of the date first above written.

                                        EDISON MISSION ENERGY

                                        By:    /s/ John P. Finneran, Jr.
                                           -------------------------------
                                          Name:  John P. Finneran, Jr.
                                          Title: Vice President

                                        Notice Address:

                                        18101 Von Karman Avenue
                                        Suite 1700
                                        Irvine, CA  92616
                                        Attention:  General Counsel
                                        Telecopier No.:  (949) 752-1420


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                                                                      SCHEDULE I
                                                                PAYMENT SCHEDULE


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